Schedule A

PROSHARES TRUST ADVISORY AND MANAGEMENT FEE WAIVER AGREEMENT

Period:

October 1, 2025-September 30, 2026

Fund Name		Expense Limit
ProShares S&P 500 Ex-Energy ETF		0.09%
ProShares S&P 500	Ex-Financials ETF	0.09%
ProShares S&P 500	Ex-Health Care ETF	0.09%
ProShares S&P 500 Ex-Technology ETF		0.09%
PROSHARE ADVISORS LLC		PROSHARES TRUST
A Maryland limited liability company		a Delaware statutory trust
By:/s/ Michael L. Sapir		By:/s/ Todd B. Johnson
Michael L. Sapir		Todd B. Johnson
Chief Executive Officer		President
Adopted:	October 12, 2021
Amended:	September 11, 2023
September 16, 2024
September 16, 2025